Exhibit 5.1

Troutman Pepper Locke LLP Troutman Pepper Locke Building, 1001 Haxall Point Richmond, VA 23219 troutman.com

January 22, 2026

New Jersey Resources Corporation
1415 Wyckoff Road
Wall, NJ 07719

Ladies and Gentlemen:

We have acted as counsel to New Jersey Resources Corporation, a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offer and sale of up to an aggregate of 3,551,232 shares (the “Shares”) of the Company’s common stock, par value $2.50 per share (the “Common Stock”) to be issued pursuant to the New Jersey Resources Corporation 2026 Stock Award and Incentive Plan (the “Plan”). The Plan was approved by the Board of Directors of the Company on November 5, 2025, and by the shareholders of the Company on January 21, 2026, at the Company’s 2026 Annual Meeting of Shareholders.

This opinion letter is furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

For purposes of this opinion letter, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated By-Laws of the Company, the Plan and such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal competence and capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In connection herewith, we have assumed that all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and are in good standing in all relevant jurisdictions and have the power and authority (corporate or other) to execute, deliver and perform such documents.

We do not express any opinion herein concerning any laws other than the laws of the State of New Jersey. We are not opining on “blue sky” or other state securities laws (including, without limitation, New Jersey), municipal law or the laws of any local agencies within any state (including, without limitation, New Jersey). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued, delivered and paid for in accordance with the Plan (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation), the Shares will be legally issued, fully paid and non-assessable.

January 22, 2026 Page 2
We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,
/s/ Troutman Pepper Locke LLP
Troutman Pepper Locke LLP